Exhibit 2.2

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF
MERGER AND ARRANGEMENT

This AMENDMENT NO. 2 (this “Amendment”) to the Agreement and Plan of Merger and Arrangement is made as of December 7, 2015, by and among Tribute Pharmaceuticals Canada Inc., a corporation formed under the laws of the Province of Ontario, Canada (“Tribute”), Aralez Pharmaceuticals plc, a public limited company formed under the laws of Ireland (formerly known as Aguono Limited, a private limited company formed under the laws of Ireland, and subsequently renamed Aralez Pharmaceuticals Limited prior to its re-registration as a public limited company) (“Former Parent”), Aralez Pharmaceuticals Inc., a corporation formed under the laws of the Province of British Columbia, Canada (“New Parent”), Aralez Pharmaceuticals Holdings Limited, a private limited company formed under the laws of Ireland (formerly known as Trafwell Limited, a private limited company formed under the laws of Ireland) (“Holdings”), ARLZ US Acquisition II Corp., a corporation formed under the laws of the State of Delaware (“US Merger Sub”), ARLZ CA Acquisition Corp., a corporation formed under the laws of the Province of Ontario, Canada (“Can Merger Sub”), and POZEN Inc., a corporation formed under the laws of the State of Delaware (“Pozen” and, together with Tribute, Former Parent, New Parent, Holdings, US Merger Sub and Can Merger Sub, the “Parties”).

W I T N E S S E T H :

WHEREAS, on June 8, 2015, Tribute, Former Parent, Holdings, ARLZ US Acquisition Corp., a corporation formed under the laws of the State of Delaware (“Former US Merger Sub”), Can Merger Sub and Pozen entered into the Agreement and Plan of Merger and Arrangement (the “Agreement”), pursuant to which (i) Tribute will combine with Can Merger Sub, (ii) Former US Merger Sub will merge with and into Pozen, with the separate corporate existence of Former US Merger Sub ceasing and Pozen continuing as the surviving corporation; and (iii) Former Parent would be the ultimate parent entity domiciled in Ireland;

WHEREAS, on August 19, 2015, Tribute, Former Parent, Holdings, Former US Merger Sub, US Merger Sub, Can Merger Sub and Pozen entered into that certain Amendment No. 1 to Agreement and Plan of Merger and Arrangement (“Amendment No. 1,” together with the Agreement, the “Merger Agreement”), whereby US Merger Sub was formed to replace Former US Merger Sub in order to optimize the corporate structure of Former Parent in the future;

WHEREAS, Tribute, Former Parent, Holdings, US Merger Sub, Can Merger Sub and Pozen desire to amend the Merger Agreement to add New Parent as a party to the Merger Agreement and to remove Former Parent as a party to the Merger Agreement, whereby, after giving effect to the transactions contemplated in the Merger Agreement, the ultimate parent company of the combined companies will be New Parent, a corporation formed under the laws of the Province of British Columbia, Canada; and

WHEREAS, Section 9.9 of the Merger Agreement provides that the Merger Agreement may, at any time and from time to time but not later than the Closing, as defined in the Merger Agreement, be amended by written agreement of the Parties without, subject to applicable Laws, further notice to or authorization on the part of the Pozen stockholders.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.	Amendments.

(a)	Preamble:

(i)
The preamble which reads “WHEREAS, prior to the Merger Effective Time, as defined in Section 1.1, Parent shall re-register as a public limited company incorporated in Ireland and be renamed as Aralez Pharmaceuticals plc.” is hereby deleted in its entirety and all references thereto are hereby deleted in their entirety.

(b)	General Definitions:

(i)	All references to “Parent” in the Merger Agreement shall mean “Aralez Pharmaceuticals Inc.”, a corporation formed under the laws of the Province of British Columbia, Canada.

(ii)	All references to “Ltd2” or “Trafwell Limited” in the Merger Agreement shall be deleted in their entirety.

(iii)	All references to “ordinary shares” of Parent in the Merger Agreement shall be changed to “common shares” of Parent.

(iv)	All references to “Schedule II – Plan of Arrangement” shall be changed to “Schedule II – Amended and Restated Plan of Arrangement”, attached as Schedule II to this Amendment.

(v)	All references to “Parent Financing” in the Merger Agreement shall mean “Financing”, as defined in this Amendment.

(c)	Section 1.1:

(i)	The definition of “Holdco” contained in the Merger Agreement and all references thereto are hereby deleted in their entirety.

(ii)	The definition of “Irish High Court Application” contained in the Merger Agreement and all references thereto are hereby deleted in their entirety.

(iii)
The definition of “MFI Note” shall be added to the Merger Agreement immediately after the definition of “Merger Exchange Agent” and immediately prior to the definition of “NASDAQ” and shall read in its entirety as follows:

““MFI Note” means the unsecured convertible promissory note in the aggregate amount of C$5,000,000, dated June 16, 2015, issued by Tribute to Nidhi Nijhawan.”

(iv)	The definition of “New Pozen Employees” contained in the Merger Agreement is hereby amended and restated to read in its entirety as follows:

““New Pozen Employees” means Adrian Adams, Jennifer Armstrong, Scott Charles, Andrew I. Koven, Mark Glickman, Eric L. Trachtenberg, James P.

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Tursi, M.D., and any other Pozen employee to whom Pozen Options or Pozen restricted stock units are granted subsequent to June 8, 2015.”

(v)	The definition of “Outside Date” contained in the Merger Agreement is hereby amended and restated to read in its entirety as follows:

““Outside Date” means April 30, 2016 or such later date as may be agreed to in writing by the Parties.”

(vi)
The definition of “Parent Convertible Notes” shall be added to the Merger Agreement immediately after the definition of “Parent Board of Directors” and immediately prior to the definition of “Parent Financing” and shall read in its entirety as follows:

“Parent Convertible Notes” means, following the Arrangement Effective Time, the “Convertible Notes” as defined in the Second Amended and Restated Facility Agreement, dated as of even date herewith, by and among Parent, Pozen, Tribute and the lenders party thereto.”

(vii)	The definition of “Parent Distributable Reserves Proposals” contained in the Merger Agreement and all references thereto are hereby deleted in their entirety.

(viii)	The definition of “Parent Distributable Reserves Resolution” contained in the Merger Agreement and all references thereto are hereby deleted in their entirety.

(ix)
The definition of “Parent Financing” contained in the Merger Agreement shall be deleted and the definition of “Financing” shall be inserted immediately after the definition of “Final Order” and immediately prior to the definition of “Form S-4” and shall read in its entirety as follows:

““Financing” shall mean, collectively, (i) the senior secured credit facility of up to $200,000,000 of Tribute which, upon the Arrangement Effective Time, will be assumed by Parent and secured by the assets of Parent and each of its Subsidiaries; (ii) the $75,000,000 convertible notes of Tribute, which, upon the Arrangement Effective Time, will be assigned to Parent by the Lenders, and the convertible notes of Parent issued to the Lenders in exchange thereof, which shall be secured by the assets of Parent and its Subsidiaries; and (iii) the $75,000,000 equity financing of Tribute as contemplated by the Share Subscription Agreement between Parent, Pozen, Tribute and certain investors dated even date herewith.”

(x)	The definition of “Parent Shares” contained in the Merger Agreement is hereby amended and restated to read in its entirety as follows:

““Parent Shares” means the common shares without par value in the capital of Parent.”

(xi)	The definition of “Plan of Arrangement” contained in the Merger Agreement is hereby amended and restated to read in its entirety as follows:

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““Plan of Arrangement” means the Amended and Restated Plan of Arrangement substantially in the form and content set out in Schedule II hereto, as the same may be amended, supplemented or varied from time to time in accordance with Article 7 of the Plan of Arrangement or at the direction of the Court in the Final Order with the prior written consent of Tribute and Pozen, each acting reasonably.”

(xii)
The definition of “Tribute Convertible Notes” shall be added to the Merger Agreement immediately after the definition of “Tribute Compensation Optionholders” and immediately prior to the definition of “Tribute Disclosure Letter” and shall read in its entirety as follows:

““Tribute Convertible Notes” means, prior to the Arrangement Effective Time, the “Convertible Notes” as defined in the Second Amended and Restated Facility Agreement, dated as of even date herewith, by and among Parent, Pozen, Tribute and the lenders party thereto.”

(xiii)	The definition of “Tribute Distributable Reserves Resolution” contained in the Merger Agreement and all references thereto are hereby deleted in their entirety.

(d)	Section 2.1(g) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“(g)           At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders, all shares of common stock, par value $0.001 per share, of US Merger Sub issued and outstanding immediately prior to the Merger Effective Time, and all rights in respect thereof, shall be cancelled and US Surviving Company shall issue an equivalent number of fully paid shares of common stock, par value $0.001 per share, all of which shares shall be held by Holdings, and which shall constitute the only outstanding shares of capital stock of US Surviving Company.”

(e)	A new Section 2.1(n) shall be added to the Merger Agreement and shall read in its entirety as follows:

“(n)           All events that are to occur at the Arrangement Effective Time shall occur immediately prior to all events that are to occur at the Merger Effective Time and immediately prior to US Merger Sub’s acquisition of Parent Shares. ”

The remainder of Section 2.1 shall be renumbered accordingly.

(f)	Section 2.2:

(i)	Section 2.2(b) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“(b)           Registered Holders of Tribute Common Shares will be granted rights of dissent with respect to such shares in connection with the Arrangement pursuant to and in the manner set forth in Section 185 of the OBCA, as modified by the Plan of Arrangement (the “Tribute Dissent Rights”).  Beneficial Holders of

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Tribute Common Shares and Holders of Tribute Convertible Notes, Tribute Options, Tribute Warrants, Tribute Compensation Options and the MFI Note will not have rights of dissent with respect to such securities in connection with the Arrangement. Tribute shall give Pozen (i) prompt notice of any written demands with respect to Tribute Dissent Rights, withdrawals of such demands, and any other instruments served pursuant to the OBCA and received by Tribute, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such rights. Without the prior written consent of Pozen, except as required by applicable law, Tribute shall not make any payment with respect to any such rights or offer to settle or settle any such rights.”

(ii)	Section 2.2(f) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“(f)           Tribute shall advise the Canadian Court that the Parties intend to rely on the exemption from the registration requirements of the 1933 Securities Act provided by Section 3(a)(10) thereof to issue Parent Shares to Tribute Shareholders in exchange for their Tribute Common Shares, to exchange Tribute Convertible Notes for Parent Convertible Notes and to exchange Tribute Options for Parent Options, as applicable, all pursuant to the Arrangement, based on the Canadian Court’s approval of the Arrangement.”

(iii)	Section 2.2(j) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“(j)           The Tribute Convertible Notes, the MFI Note, the Tribute Options, the Tribute Warrants, the Tribute Compensation Options and the Tribute Stock Option Plan shall be treated as contemplated by, and in the manner set forth in, the Plan of Arrangement.”

(iv)	Section 2.2(k) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“(k)           The Arrangement shall be structured and executed such that the issuance of the Parent Shares to Tribute Shareholders in exchange for their Tribute Common Shares, the issuance of Parent Convertible Notes to holders of Tribute Convertible Notes in exchange for their Tribute Convertible Notes and the issuance of Parent Options to Tribute Optionholders in exchange for their Tribute Options, all pursuant to the Arrangement, will not require registration under the 1933 Securities Act in reliance upon Section 3(a)(10) thereof. Each of the Parties agrees to act in good faith, consistent with the intent of the Parties and the intended treatment of the Arrangement as set forth in this Section 2.2.”

(v)	Section 2.2(m) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“(m)           Each of Tribute, Pozen, Parent, Can Merger Sub and the Arrangement Exchange Agent (without duplication) shall be entitled to deduct and withhold from any consideration payable to any holder of Tribute Common Shares, Tribute Convertible Notes, the MFI Note, Tribute Options, Tribute Warrants or Tribute Compensation Optionholder, such amounts as Tribute, Pozen, Parent,

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Can Merger Sub or the Arrangement Exchange Agent are required to deduct and withhold with respect to such payment under applicable Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereunder as having been paid to the holder of Tribute Common Shares, Tribute Convertible Notes, the MFI Note, Tribute Options, Tribute Warrants or Tribute Compensation Options in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or permitted to be deducted or withheld from any payment to a holder exceeds the cash component of the consideration payable to the holder, Tribute, Pozen, Parent, Can Merger Sub and the Arrangement Exchange Agent are hereby authorized to sell or otherwise dispose of such portion of the consideration payable to the holder as is necessary to provide sufficient funds to Tribute, Pozen, Parent, Can Merger Sub or the Arrangement Exchange Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and Tribute, Pozen, Parent, Can Merger Sub or the Arrangement Exchange Agent shall notify the holder thereof and remit the applicable portion of the net proceeds of such sale to the appropriate taxing authority, and shall remit to such holder any unapplied balance of the proceeds of such sale.”

(g)	Section 2.4(i) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“(i)           Parent covenants and agrees that, promptly following Closing, it shall file with the SEC a Registration Statement on Form S-8 (the “Form S-8”) registering Parent Shares issuable pursuant to the 2016 Aralez Pharmaceuticals Inc. Omnibus Equity Plan.”

(h)	The introduction to Section 3.1 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“3.1           Representations and Warranties of Pozen

Except as disclosed in the applicable section or subsection of the Pozen Disclosure Letter (it being agreed that disclosure of any item in any section or subsection of the Pozen Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of the Pozen Disclosure Letter only to the extent the relevance of such item to such other section or subsection is reasonably apparent on its face), the Pozen Public Disclosure Record (other than any disclosure contained under the captions “Risk Factors” or “Forward Looking Statements” or similar captions and any other disclosure contained therein that is predictive, cautionary or forward-looking in nature), or as otherwise expressly disclosed to Tribute prior to the date of this Amendment in writing for the express purpose of qualifying the representations contained in this Section 3.1, Pozen represents and warrants to and in favor of Tribute and Parent as follows and acknowledges that Tribute and Parent are relying upon such representations and warranties in entering into this Agreement:”

(i)	The introduction to Section 3.2 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“3.2           Representations and Warranties of Tribute

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Except as disclosed in the applicable section or subsection of the Tribute Disclosure Letter (it being agreed that disclosure of any item in any section or subsection of the Tribute Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of the Tribute Disclosure Letter only to the extent the relevance of such item to such other section or subsection is reasonably apparent on its face), the Tribute Public Disclosure Record (other than any disclosure contained under the captions “Risk Factors” or “Forward Looking Statements” or similar captions and any other disclosure contained therein that is predictive, cautionary or forward-looking in nature), or as otherwise expressly disclosed to Pozen prior to the date of this Amendment in writing for the express purpose of qualifying the representations contained in this Section 3.2, Tribute represents and warrants to and in favor of Parent and Pozen as follows and acknowledges that Parent and Pozen are relying upon such representations and warranties in entering into this Agreement:”

(j)	Section 3.3(e) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(e)           Capitalization of Parent. As of the date of this Amendment, the authorized capital of Parent consists of an unlimited number of Parent Shares and an unlimited number of preferred shares, issuable in series, in the capital of Parent, of which there is one (1) Parent Share outstanding and nil preferred shares outstanding. All of the issued and outstanding common shares of Parent have been duly authorized and validly issued and are fully paid and non-assessable. Except as contemplated by the Merger, the Arrangement and this Agreement, as of the date of this Agreement, there are no outstanding agreements, subscriptions, warrants, options, rights or commitments (nor has Parent granted any other right or privilege capable of becoming an agreement, subscription, warrant, option, right or commitment) obligating Parent to issue or sell any common shares or other securities of Parent, including any security or obligation of any kind convertible into or exchangeable or exercisable for any common shares or other security of Parent.”

(k)	Section 3.3(p) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“(p)           Parent Shares Fully Paid and Non-assessable.  Upon their due issuance in accordance with the terms of this Agreement, the Parent Shares issued as Merger Consideration and Arrangement Consideration shall be fully paid and non-assessable common shares in the capital of Parent.”

(l)	Section 5.1(b) of the Merger Agreement is hereby amended to replace each instance “Parent” with “Tribute and Parent” and each instance of “Parent’s” with “Tribute’s and Parent’s respective”.”

(m)	Section 5.12 of the Merger Agreement is hereby deleted in its entirety and the remainder of Article 5 shall be renumbered accordingly.

(n)	Section 5.13 of the Merger Agreement (after giving effect to Section 1(m) above, Section 5.12) is hereby amended and restated to read in its entirety as follows:

“5.12           Certain Parent Shareholder Resolutions

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Prior to Closing, Pozen and Parent shall procure the passing of resolutions of the shareholders of Parent providing for:

(a)           the amendment of its Articles of Incorporation and By-laws, which shall as far as is practicable be consistent with Pozen’s existing organizational documents;

  (b)           the approval of any other matters as are deemed necessary or expedient in connection with giving effect to the transactions contemplated by, or ancillary to, this Agreement.”

(o)	Section 8.1(m) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“(m)           the issuance of the Parent Shares to Tribute Shareholders in exchange for their Tribute Common Shares, the issuance of Parent Convertible Notes to holders of Tribute Convertible Notes in exchange for their Tribute Convertible Notes and the issuance of Parent Options to Tribute Optionholders in exchange for their Tribute Options, all pursuant to the Arrangement, shall be exempt from the registration requirements of the 1933 Securities Act pursuant to Section 3(a)(10) thereof and shall be exempt or qualified under all applicable U.S. state securities laws, and such securities will not be subject to restrictions on transfer under the 1933 Securities Act and applicable state securities laws except such as may be imposed contractually by the Parties or by Rule 144 under the 1933 Securities Act with respect to (i) any of such securities of Parent issued to certain persons who are “affiliates” (as such term is defined in Rule 405 under the 1933 Securities Act) of Parent or who have been affiliates of Parent within ninety (90) days of the Arrangement Effective Date, and (ii) any of such securities of Parent issued and exchanged for securities issued by Tribute as part of the Financing.”

(p)	Section 9.1(b) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

(b)	if to Parent:

Aralez Pharmaceuticals Inc.
c/o DLA Piper (Canada) LLP
Suite 6000, 1 First Canadian Place
PO Box 367, 100 King St. W
Toronto, Ontario
M5X 1E2
Canada

Attention:            Andrew Koven, President
Facsimile No.:      (919) 490-5552
E-mail:                  akoven@pozen.com

with a copy (which will not constitute notice) to:

DLA Piper LLP (US)
51 John F. Kennedy Parkway, Suite 120
Short Hills, New Jersey 07078-2704

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Attention:            Andrew Gilbert
Facsimile No.:      (973) 520-2573
E-mail:                   andrew.gilbert@dlapiper.com

(q)	Section 7 of Schedule I (“Required Regulatory Approvals”) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“7.           Nasdaq listing approval of Parent Shares including those issuable as Merger Consideration and Arrangement Consideration and underlying any of the Parent Options, MFI Note, Tribute Convertible Notes, Tribute Warrants and Tribute Compensation Options issued in connection with the Arrangement”

2.	Miscellaneous.

(a)	From and after the date hereof, all references in the Merger Agreement to “this Agreement” shall be deemed to mean the Merger Agreement as amended by this Amendment.

(b)	Except as expressly amended hereby, the Agreement shall remain in full force and effect.

(c)
Each party to this Amendment hereby represents that it has all requisite corporate power and authority to enter into and deliver this Amendment, to perform its obligations under the Amendment, and to consummate the transactions contemplated by this Amendment; that the execution and delivery of this Amendment and the consummation of the transactions contemplated by this Amendment by such party, as the case may be, have been duly authorized by all necessary corporate action on the part of such party and that this Amendment has been duly executed and delivered by such party and constitutes the legal, valid and binding obligation of such party enforceable against such party in accordance with its terms.

(d)	The section headings in this Amendment are intended solely for convenience and shall be given no effect in the construction and interpretation hereof.

(e)
This Amendment and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Amendment or the actions of the Parties in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(f)
This Amendment may be executed in counterparts, which together shall constitute one and the same Amendment.  The parties to this Amendment may execute more than one copy of this Amendment, each of which shall constitute an original.

* * * * *

[Signature Pages Follow]

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IN WITNESS WHEREOF, Tribute, Former Parent, New Parent, Holdings, US Merger Sub, Can Merger Sub and the Company have caused this Amendment No. 2 to Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

TRIBUTE PHARMACEUTICALS CANADA INC.

By:	/s/ Scott Langille
Name: Scott Langille
Title: Chief Financial Officer

ARALEZ PHARMACEUTICALS PLC

By:	/s/ William L. Hodges
Name: William L. Hodges
Title: Director

ARALEZ PHARMACEUTICALS INC.

By:	/s/ Andrew Koven
Name: Andrew Koven
Title: President

ARALEZ PHARMACEUTICALS HOLDINGS LIMITED

By:	/s/William L. Hodges
Name: William L. Hodges
Title: Director

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ARLZ US ACQUISITION II CORP.

By:	/s/ Adrian Adams
Name: Adrian Adams
Title: President

ARLZ CA ACQUISITION CORP.

By:	/s/ Andrew Koven
Name: Andrew Koven
Title: President

POZEN INC.

By:	/s/ Adrian Adams
Name: Adrian Adams
Title: Chief Executive Officer

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SCHEDULE II — AMENDED AND RESTATED PLAN OF ARRANGEMENT

AMENDED AND RESTATED FORM OF PLAN OF ARRANGEMENT UNDER SECTION 182 OF THE BUSINESS CORPORATIONS ACT (ONTARIO)

[See attached]

AMENDED AND RESTATED PLAN OF ARRANGEMENT

under Section 182 of the
Business Corporations Act (Ontario)

ARTICLE 1
INTERPRETATION

1.1          In this Plan of Arrangement, the following terms have the following meanings:

(a)	“Amalco” means Tribute as the successor of the amalgamation of Can Merger Sub and Tribute pursuant to Section 3.1(e).

(b)	“Amalco Shares” means the common shares in the capital of Amalco.

(c)
“Arrangement”, “herein”, “hereof”, “hereto”, “hereunder” and similar expressions mean and refer to the arrangement pursuant to Section 182 of the OBCA set forth in this Plan of Arrangement as supplemented, modified or amended, and not to any particular article, section or other portion hereof.

(d)
“Arrangement Agreement” means the agreement and plan of merger and arrangement dated as of June 8, 2015 as amended on each of August 19, 2015 and December 7, 2015 and all amendments thereto, among Parent, Tribute, Can Merger Sub, ARLZ US Acquisition II Corp. and POZEN Inc. with respect to the Arrangement.

(e)	“Arrangement Depositary” means Computershare Trust Company of Canada, or such other Person as may be designated by Parent and Tribute.

(f)	“Arrangement Resolution” means the special resolution to be considered and if thought fit, passed by the Tribute Shareholders at the Tribute Meeting to approve the Arrangement.

(g)
“Articles of Arrangement” means the articles of arrangement in respect of the Arrangement required under the OBCA to be filed with the Director after the Final Order has been granted giving effect to the Arrangement.

(h)	“Broker Warrants” means the Tribute Common Share purchase warrants issued in certificated form expiring on May 21, 2017.

(i)
“Business Day” means a day, other than a Saturday, Sunday or statutory holiday, when banks are generally open in the City of Toronto, in the Province of Ontario, for the transaction of banking business.

(j)	“Can Merger Sub” means ARLZ CA Acquisition Corp., a corporation formed under laws of the Province of Ontario, Canada.

(k)
“Certificate of Arrangement” means the certificate which may be issued by the Director pursuant to subsection 183(2) of the OBCA or, if no certificate is to be issued, the proof of filing in respect of the Arrangement.

(n)
“Continuing Optionholder” means a Tribute Optionholder who will, immediately subsequent to the Effective Time, be at least one of a director, officer, employee or consultant of Parent and/or an affiliate of Parent, as agreed by Parent.

(o)	“Court” means the Ontario Superior Court of Justice (Commercial List) or other court with jurisdiction to consider and issue the Interim Order and the Final Order.

(p)	“Credit Facility” means the Second Amended and Restated Credit Facility dated as of December 7, 2015 among Parent, Pozen, Tribute and certain lenders thereto.

(q)	“Director” means the Director appointed pursuant to section 278 of the OBCA.

(r)	“Dissent Rights” has the meaning ascribed thereto in section 5.1.

(s)	“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.

(t)	“Effective Time” means the time at which the Articles of Arrangement are filed with the Director on the Effective Date.

(u)	“Exchange Ratio” means in respect of each Tribute Common Share, 0.1455 Parent Shares.

(v)	“Exchange Options” has the meaning provided in Subsection 3.1(c).

(w)
“Final Order” means the final order of the Court, in a form acceptable to Tribute and Parent, each acting reasonably, approving the Arrangement pursuant to subsection 182(5) of the OBCA to be applied for following the Tribute Meeting, as such order may be affirmed, amended or modified by the Court (with the consent of both Tribute and Parent, each acting reasonably) at any time prior to the Effective Date.

(x)
“Governmental Authority” means any international, multinational, federal, provincial, territorial, state, regional, municipal, local or other government or governmental body and any ministry, department, division, bureau, agent, official, agency, commission, board or authority of any government, governmental body, quasi-governmental or private body (including the TSXV, the TSX, the NASDAQ or any other applicable stock exchange), domestic or foreign, exercising any statutory, regulatory, expropriation or taxing authority under the authority of any of the foregoing and any domestic, foreign or international judicial, quasi-judicial or administrative court, tribunal, commission, board, panel, arbitrator or arbitral body acting under the authority of any of the foregoing.

(y)
“Indenture Warrants” means, collectively, the Tribute Common Share purchase warrants expiring on July 15, 2016 issued or, in the case of the Indenture Warrants to be issued on exercise of the Tribute Compensation Options, issuable, pursuant to the Tribute Warrant Indenture.

(z)
“Interim Order” means an interim order of the Court, in a form acceptable to Tribute and Parent, each acting reasonably, under subsection 182(5) of the OBCA containing declarations and directions with respect to the Arrangement, as such order may be affirmed, amended or modified by the Court (with the consent of both Tribute and the Parent, each acting reasonably).

(aa)
“Laws” means any and all laws, statutes, codes, ordinances (including zoning), approvals, rules, regulations, instruments, by-laws, notices, policies, protocols, guidelines, guidance, manuals, treaties or other requirements of any Governmental Authority having the force of law and any legal requirements arising under the common law or principles of law or equity.

(bb)	“MFI Note” means the unsecured convertible promissory note dated June 16, 2015 issued by Tribute to Nidhi Nijhawan.

(cc)	“OBCA” means the Business Corporations Act, (Ontario), as amended, including the regulations promulgated thereunder.

(dd)
“Optionholder Election Form” means the duly completed written election of an Optionholder, in form satisfactory to Parent, irrevocably electing that: (i) in the case of a Continuing Optionholder, certain of the Tribute Options held by such Continuing Optionholder are to be exchanged for Parent Options in accordance with the provisions of Subsection 3.1(h); and/or (ii) certain of the Tribute Options held by such Optionholder are to be exchanged for Tribute Common Shares in accordance with the provisions of Subsection 3.1(c).

(ee)	“Parent” means Aralez Pharmaceuticals Inc., a corporation formed under the laws of the Province of British Columbia, Canada.

(ff)	“Parent Convertible Notes” means the senior secured convertible notes of Parent issued pursuant to the Credit Facility and the terms of the Arrangement.

(gg)	“Parent Option” means an option to purchase Parent Shares granted pursuant to the Parent Option Plan.

(hh)	“Parent Option Plan” means the long term incentive plan of Parent, including all amendments thereto.

(ii)	“Parent Share” means a common share in the capital of Parent.

(jj)	“Person” means an individual, partnership, association, body corporate, trust, unincorporated organization, government, regulatory authority, or other entity.

(kk)	“Pozen” means POZEN Inc., a corporation incorporated under the laws of the State of Delaware.

(ll)	“Rollover Options” has the meaning provided in Subsection 3.1(h).

(mm)	“Series B Warrants” means, collectively, the Tribute Common Share purchase warrants issued in certificated form and expiring on February 27, 2018, March 5, 2018 and March 11, 2018, as applicable.

(nn)	“Series K Warrants” means, collectively, the Tribute Common Share purchase warrants issued in certificated form and expiring on September 20, 2018.

(oo)	“Series M Warrants” means, collectively, the Tribute Common Share purchase warrants issued in certificated form and expiring on May 11, 2017.

(pp)	“Series S Warrants” means collectively, the Tribute Common Share purchase warrants issued in certificated form and expiring on August 8, 2018, February 4, 2021 and October 1, 2021, as applicable.

(qq)	“Tax Act” means the Income Tax Act (Canada), as the same may be amended, including the regulations promulgated thereunder.

(rr)	“Tribute” means Tribute Pharmaceuticals Canada Inc., a corporation amalgamated under the OBCA.

(ss)	“Tribute Common Share” means a common share in the capital of Tribute.

(tt)	“Tribute Common Shareholders” means the holders from time to time of the Tribute Common Shares.

(uu)
“Tribute Compensation Options” means the compensation options of Tribute which expire on July 16, 2016, each of which is exercisable into one Tribute Common Share and one-half of one Indenture Warrant.

(vv)	“Tribute Compensation Optionholders” means the holders from time to time of the Tribute Compensation Options.

(ww)	“Tribute Convertible Notes” means the senior secured convertible notes of Tribute issued pursuant to the Credit Facility.

(xx)	“Tribute Convertible Noteholders” means the holders from time to time of the Tribute Convertible Notes.

(yy)
“Tribute Dissenting Shareholder” means registered holders of Tribute Common Shares who validly exercise the Dissent Rights with respect to the Arrangement provided to them under the Interim Order and whose dissent rights remain valid immediately before the Effective Time.

(zz)
“Tribute Letter of Transmittal” means the letter of transmittal to be sent to the holders of Tribute Common Shares pursuant to which holders of Tribute Common Shares are required to deliver certificates representing their Tribute Common Shares to receive the Parent Shares, as applicable, issuable or payable to them pursuant to the Arrangement.

(aaa)	“Tribute Market Value” shall be equal to the closing price on the TSXV of a Tribute Common Share on the trading day immediately prior to the Effective Date.

(bbb)	“Tribute Meeting” means the special meeting of Tribute Common Shareholders to be held to consider, among other things, the Arrangement and related matters, and any adjournment thereof.

(ccc)	“Tribute Option Differential” means the amount by which the Tribute Market Value exceeds the exercise price of a particular Tribute Option.

(ddd)	“Tribute Optionholders” means the holders from time to time of the Tribute Options.

(eee)	“Tribute Option Plan” means the stock option plan of Tribute.

(fff)	“Tribute Options” means the options to purchase Tribute Common Shares granted pursuant to the Tribute Option Plan.

(ggg)	“Tribute Securities” means, collectively, the Tribute Common Shares, the Tribute Options, the Tribute Warrants, the Tribute Compensation Options, the Tribute Convertible Notes and the MFI Note.

(hhh)
“Tribute Securityholders” means, collectively, the Tribute Common Shareholders, the Tribute Optionholders, the Tribute Warrantholders, the Tribute Compensation Optionholders, the Tribute Convertible Noteholders and the holder of the MFI Note.

(iii)	“Tribute Warrant Indenture” means the warrant indenture dated July 15, 2014 between Tribute and Equity Financial Trust Company providing for the issuance of the Indenture Warrants.

(jjj)	“Tribute Warrantholders” means the holders from time to time of the Tribute Warrants.

(kkk)
“Tribute Warrants” means collectively, (i) the Indenture Warrants outstanding as of the Effective Time and those issuable pursuant to the Tribute Compensation Options; (ii) the Series B Warrants outstanding as of the Effective Time; (iii) the Series K Warrants outstanding as of the Effective Time; (iv) the Series M Warrants outstanding as of the Effective Time; (v) the Series S Warrants outstanding as of the Effective Time; and (vi) the Broker Warrants outstanding as of the Effective Time.

(lll)	“TSXV” means the TSX Venture Exchange.

(mmm)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

Any capitalized terms used but not herein defined shall have the meanings ascribed thereto in the Arrangement Agreement.

1.2
The division of this Plan of Arrangement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement.

1.3	Unless reference is specifically made to some other document or instrument, all references herein to articles and sections are to articles and sections of this Plan of Arrangement.

1.4	Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa; and words importing any gender shall include all genders.

1.5
In the event that the date on which any action is required to be taken hereunder by any of the parties is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place.

1.6	References in this Plan of Arrangement to any statute or sections thereof shall include such statute as amended or substituted and any regulations promulgated thereunder from time to time in effect.

1.7	All dollar amounts referred to in this Plan of Arrangement are in Canadian funds, unless otherwise indicated herein.

1.8
Time shall be of the essence in every matter or action contemplated hereunder.  All times expressed herein or in the Tribute Letter of Transmittal are local time (Toronto, Ontario) unless otherwise stipulated herein or therein.

ARTICLE 2
ARRANGEMENT AGREEMENT

2.1
This Plan of Arrangement is made pursuant to and is subject to the provisions and forms part of the Arrangement Agreement except in respect of the sequence of steps comprising the Arrangement, which shall occur in the order set out herein.

2.2
This Plan of Arrangement, upon the filing of the Articles of Arrangement and the issue of the Certificate of Arrangement, if any, shall become effective on, and be binding on and after, the Effective Time on: (i) the Tribute Securityholders; (ii) Tribute; (iii) Can Merger Sub; (iv) Parent; and (v) the Arrangement Depositary.

2.3
The Articles of Arrangement and Certificate of Arrangement shall be filed and issued, respectively, with respect to this Arrangement in its entirety. The Certificate of Arrangement shall be conclusive evidence that the Arrangement has become effective and that each of the provisions of Article 3 has become effective in the sequence set out therein. If no Certificate of Arrangement is required to be issued by the Director pursuant to subsection 183(2) of the OBCA, the Arrangement shall become effective on the date the Articles of Arrangement are filed with the Director pursuant to subsection 183(1) of the OBCA.

ARTICLE 3
ARRANGEMENT

3.1           Commencing at the Effective Time, each of the events set out below shall occur by operation of law and shall be deemed to occur in the following order without any further act or formality except as otherwise provided herein:

Tribute Dissenting Shareholders

(a)
the Tribute Common Shares held by Tribute Dissenting Shareholders shall be deemed to have been transferred to Can Merger Sub (free of any claims) and cancelled and as at the Effective Time such Tribute Dissenting Shareholders shall cease to have any rights as Tribute Common Shareholders other than the right to be paid the fair value of their Tribute Common Shares in accordance with Article 5;

Vesting of Tribute Options

(b)
each Tribute Option outstanding immediately prior to the Effective Time, notwithstanding any contingent vesting provisions to which it might otherwise have been subject, shall be deemed to be fully vested;

Exchange of Tribute Options (No Rollover Election)

(c)
if a Tribute Optionholder provides to Tribute, on or before the date which is three (3) Business Days prior to the Effective Date, a duly completed and executed Optionholder Election Form and therein designates that certain Tribute Options held by such Tribute Optionholder are subject to an exchange election (“Exchange Options”), each such Exchange Option will be deemed to be surrendered to Tribute in exchange for such number of Tribute Common Shares as is equal to the quotient obtained when the Tribute Option Differential applicable to such Exchange Option is divided by the Tribute Market Value;

(d)
if a Tribute Optionholder does not deliver a duly completed and executed Optionholder Election Form in accordance with Subsection 3.1(c) or 3.1(h) or fails to make an election in respect of any Tribute Options held by such Tribute Optionholder, such Tribute Options not subject to an election shall be deemed to be (A) Exchange Options in the event the Tribute Option Differential applicable to such options is greater than zero and treated in the same manner as Subsection 3.1(c); or (B) surrendered to Tribute in exchange for a cash payment of $0.0001 from Tribute per applicable Tribute Option in the event the Tribute Option Differential applicable to such option is zero or less than zero;

Amalgamation of Can Merger Sub and Tribute

(e)
Can Merger Sub and Tribute shall merge (the “Amalgamation”) to form one corporate entity with the same effect as if they were amalgamated under section 177 of the OBCA, except that the separate legal existence of Tribute will not cease and Tribute will survive the amalgamation, as more fully described in Section 3.3, and without limiting the foregoing, the separate legal existence of Can Merger Sub will cease without Can Merger Sub being liquidated or wound up, Can Merger Sub and Tribute will continue as one corporation, and the property of Can Merger Sub will become the property of Amalco. On the amalgamation of Can Merger Sub and Tribute to form Amalco pursuant to this Section 3.1(e):

(i)
(A) each Can Merger Sub Share outstanding immediately prior to the Effective Time shall be exchanged for one Amalco Share, (B) the holder of the Can Merger Sub Shares so exchanged shall be added to the register of holders of Amalco Shares and (C) the Can Merger Sub Shares so exchanged shall be cancelled without any repayment of capital;

(ii)
(A) each Tribute Common Share outstanding immediately prior to the Effective Time (other than Tribute Common Shares held by Tribute Dissenting Shareholders) shall be exchanged for 0.1455 of a Parent Share, (B) the holders of the Tribute Common Shares so exchanged shall be added to the register of holders of Parent Shares and (C) the Tribute Common Shares so exchanged shall be cancelled without any repayment of capital;

(iii)
in consideration for Parent issuing and delivering, on behalf of Amalco, Parent Shares directly to former holders of Tribute Common Shares pursuant to Section 3.1(e)(ii), Amalco shall issue to Parent the number of Amalco Shares with an aggregate fair market value equal to the aggregate fair market value of the Parent Shares so issued and delivered and there shall be added to the stated capital account maintained by Parent for Parent Shares an amount equal to the aggregate “paid-up capital” (for the purposes of the Tax Act) of the Tribute Common Shares exchanged for Parent Shares pursuant to Section 3.1(e)(ii);

Exercise of Tribute Warrants and MFI Note

(f)
after the Effective Time, on the due and proper exercise of the MFI Note by the holder thereof or the Tribute Warrants by a Tribute Warrantholder, such securities will entitle such holder to purchase or otherwise acquire, as the case may be, Parent Shares for no additional consideration beyond that set out in the MFI Note or the Tribute Indenture or the certificates evidencing such securities, as the case may be, subject to the application of the Exchange Ratio to the number of Parent Shares such holder is entitled to acquire and the exercise price of the Tribute Warrants and the MFI Note, all of which is in accordance with the provisions of the MFI Note, the Tribute Warrant Indenture and the certificates evidencing such securities, as the case may be;

Exercise of Tribute Compensation Options

(g)
after the Effective Time, on the due and proper exercise of the Tribute Compensation Options by a Tribute Compensation Optionholder, such Tribute Compensation Options will entitle such Tribute Compensation Optionholder to purchase Parent Shares and Indenture Warrants for no additional consideration beyond that set out in the certificate evidencing such Tribute Compensation Options, subject to the application of the Exchange Ratio to the number of Parent Shares such holder is entitled to acquire and the exercise price of the Tribute Compensation Options, all of which is in accordance with the provisions of the certificates evidencing such Tribute Compensation Options;

Conversion of Tribute Options by Continuing Optionholders pursuant to Rollover Elections

(h)
if a Continuing Optionholder provides to Parent and Tribute, on or before the date which is three (3) Business Days prior to the Effective Date, a duly completed and executed Optionholder Election Form and therein designates that certain Tribute Options held by such Continuing Optionholder are subject to a rollover election (“Rollover Options”), all such Rollover Options will be assumed by Parent and, for no consideration received by Parent, will be converted into Parent Options entitling the holder to purchase that number of Parent Shares as is equal to the number of Tribute Common Shares issuable pursuant to the Rollover Options so converted multiplied by the Exchange Ratio; the exercise price for each Parent Share issuable pursuant to such Parent Option will be equal to the exercise price of the Rollover Option so cancelled multiplied by the quotient obtained by dividing one (1) by the Exchange Ratio; and the expiry date of each such Parent Option will be the same as for each corresponding Rollover Option so converted;

Assignment and Assumption of Credit Facility

(i)	the obligations of the Borrower (as defined in the Credit Facility) under the terms of the Credit Facility shall be assigned to and assumed by Parent pursuant to the terms of the Credit Facility;

Exchange of Tribute Convertible Notes

(j)
the Tribute Convertible Notes held by the Tribute Convertible Noteholders shall be sold, assigned and transferred to Parent in exchange for Parent Convertible Notes issued pursuant to the Credit Facility having the same principal amount as the Tribute Convertible Notes so exchanged and a conversion price equal to a 32.5% premium over the Pozen Purchase Price.  For purposes of this Arrangement, the “Pozen Purchase Price” shall be equal to the lesser of (i) US$7.20, and (ii) a five percent (5%) discount off the five (5) day volume weighted average price per share of Pozen common stock as reported on Bloomberg Financial Markets, calculated over the five (5) trading days immediately preceding the date of Closing (as defined in the Arrangement Agreement), not to be less than US$6.25. In the event any of Pozen, Tribute or Parent announce a material event, whether by press release or the filing of a Form 8-K (other than results of any shareholder meeting) during the ten (10) day period immediately preceding Closing, then clause (ii) above shall be revised to read: “(ii) a five percent (5%) discount off the two (2) day volume weighted average price per share of Pozen common stock as reported on Bloomberg Financial Markets, calculated over the two (2) trading days immediately preceding the date of Closing, not to be less than US$6.25.”

3.2           With respect to each holder of Tribute Securities (other than Tribute Dissenting Shareholders), as the case may be, at the Effective Time:

(a)	upon the exchange of Tribute Options for Tribute Common Shares or cash, as applicable, pursuant to Subsection 3.1(c) or 3.1(d):

(i)
each such former Tribute Optionholder shall cease to be the holder of the Tribute Options so exchanged and the name of each such Tribute Optionholder shall be removed from the register of holders of Tribute Options;

(ii)
each such former Tribute Optionholder entitled to Tribute Common Shares shall become a holder of the Tribute Common Shares so exchanged and shall be added to the register of holders of Tribute Common Shares; and

(iii)
each such former Tribute Optionholder entitled to a cash payment from Tribute shall cease to have any rights in respect of such Tribute Options other than the right to receive the applicable cash payment in accordance with Subsection 3.1(d)(B);

(b)	upon the due and proper exercise of the Tribute Warrants and the MFI Note which entitle the holder to purchase or otherwise acquire, as the case may be, Parent Shares pursuant to Subsection 3.1(f):

(i)
each such Tribute Warrantholder and the holder of the MFI Note, as applicable, shall be added to the register of holders of Parent Shares (or book-entry register as applicable) in such a manner as to record the number of Parent Shares (or book entry interests in respect of Parent Shares, as applicable) (A) issuable on payment of the exercise price of such Tribute Warrants, subject to the application of the Exchange Ratio to such number of Parent Shares issuable and exercise price, in accordance with the terms of the Tribute Warrant Indenture and the certificates evidencing the Tribute Warrants, as applicable, and (B) issuable on the conversion of the MFI Note into Parent Shares subject to the application of the Exchange Ratio to such number of Parent Shares issuable and the conversion price, in accordance with the terms of the MFI Note;

(c)	upon the due and proper exercise of the Tribute Compensation Options which entitle the holder to purchase Parent Shares and Indenture Warrants pursuant to Subsection 3.1(g):

(i)
each such Tribute Compensation Optionholder shall be added to the register of holders of Parent Shares (or book-entry register as applicable) and Indenture Warrants in such manner as to record the number of Parent Shares (or book entry interests in respect of Parent Shares) issuable on payment of the exercise price of such Tribute Compensation Options, subject to the application of the Exchange Ratio to such number of Parent Shares issuable in accordance with the terms of the provisions of the certificates evidencing the Tribute Compensation Options;

(d)	upon the exchange of Tribute Options into Parent Options pursuant to Subsection 3.1(h):

(i)           the name of each such former Tribute Optionholder shall be removed from the register of holders of Tribute Options; and

(ii)           each such former Tribute Optionholder shall become a holder of the Parent Options so converted and shall be added to the register of holders of Parent Options;

(e)	upon the exchange of Tribute Convertible Notes for Parent Convertible Notes pursuant to subsection 3.1(j):

(i)	the name of each such former holder of Tribute Convertible Notes shall be removed from the register of holders of Tribute Convertible Notes; and

(ii)
each such former holder of Tribute Convertible Notes shall become a holder of the Parent Convertible Notes issued in exchange thereof and shall be added to the register of holders of Parent Convertible Notes.

3.3           Pursuant to Section 3.1(e), Can Merger Sub and Tribute shall merge to form one corporate entity, with the effect described below, and, unless and until otherwise determined in the manner required by Law, the following shall, and shall be deemed to, apply to Amalco without any further act or formality:

(a)	the name of Amalco shall be Tribute Pharmaceuticals Canada Inc.;

(a)	the articles of Amalco shall be substantially in the form of the articles of Can Merger Sub;

(b)	the by-laws of Amalco shall be the same as the by-laws of Can Merger Sub;

(c)	the registered office of Amalco shall be located at Suite 6000, 1 First Canadian Place PO Box 367, 100 King St. West, Toronto, Ontario M5X 1E2;

(d)	there shall be no restrictions on the business that Amalco may carry on or on the powers it may exercise;

(e)
Amalco shall be authorized to issue an unlimited number of common shares and an unlimited number of preferred shares issuable in series with the same rights, privileges, restrictions and conditions as the shares of Can Merger Sub;

(f)
the transfer of Amalco Shares shall be restricted and no holder of Amalco Shares shall transfer any such Amalco Shares without either: (i) the express sanction of the holders of more than fifty percent of the voting shares of Amalco for the time being outstanding expressed by a resolution passed at a meeting of the shareholders or by an instrument or instruments in writing signed by the holders of more than fifty percent of such shares; or (ii) the express sanction of the directors of Amalco expressed by a resolution passed by the votes of a majority of the directors of Amalco at a meeting of the board of directors or signed by all of the directors entitled to vote on that resolution at a meeting of directors;

(g)	the initial directors of Amalco shall be Andrew Koven, Scott Charles and Rob Harris;

(h)	the first annual meeting of holders of Amalco Shares shall be held within 18 months of the Effective Date;

(i)
the stated capital of the issued and outstanding Amalco Shares shall be equal to the sum of (i) the aggregate "paid-up capital" (for the purposes of the Tax Act) of the Can Merger Sub Shares immediately prior to the amalgamation and (ii) the aggregate fair market value of the Parent Shares issued in exchange for Tribute Common Shares pursuant to Section 3.1(e)(iii); and

(j)	upon the Amalgamation pursuant to Section 3.1(e):

(i)
the property of each of Can Merger Sub and Tribute shall continue to be the property of Amalco and for greater certainty, the Amalgamation shall not constitute a transfer or assignment of the property of Tribute;

(ii)
all rights, contracts, permits and interests of Tribute or Can Merger Sub shall continue as rights, contracts, permits and interests of Amalco and, for greater certainty, the Amalgamation shall not constitute a transfer or assignment of the rights or obligations of either of Tribute or Can Merger Sub under any such rights, contracts, permits and interests;

(iii)	Amalco shall continue to be liable for the obligations of Can Merger Sub and Tribute;

(iv)	all existing causes of action, claims or liabilities to prosecution with respect to Can Merger Sub and Tribute shall be unaffected;

(v)	all civil, criminal or administrative actions or proceedings pending by or against Can Merger Sub and Tribute may be continued to be prosecuted by or against Amalco; and

(vi)	all convictions against, or rulings, orders or judgments in favour of or against Can Merger Sub and Tribute may be enforced by or against Amalco.

ARTICLE 4
U.S. SECURITIES ACT EXEMPTION

4.1
Notwithstanding any provision herein to the contrary, the Parties agree that this Plan of Arrangement will be carried out with the intention that all Parent Shares issued to Tribute Common Shareholders (including Tribute Common Shareholders that receive Tribute Common Shares in accordance with Subsection 3.1(c) or (d)) and Parent Options issued to Tribute Optionholders in accordance with Subsection 3.1(h), and Parent Convertible Notes issued to the Tribute Convertible Noteholders on completion of this Plan of Arrangement will be issued by the parties in reliance on the exemption from the registration requirements of the U.S. Securities Act as provided by Section 3(a)(10) thereof (the “Section 3(a)(10) Exemption”). In order to ensure the availability of the Section 3(a)(10) Exemption, the parties agree that the Arrangement will be carried out on the following basis:

(a)	the Arrangement will be subject to the approval of the Court;

(b)
prior to the hearing required to approve the Arrangement, the Court will be advised as to the intention of the parties to rely on the Section 3(a)(10) Exemption based on the Court’s approval of the Arrangement;

(c)	the Court will be required to satisfy itself as to the fairness of the Arrangement to each of the Tribute Common Shareholders, Tribute Optionholders and the Tribute Convertible Noteholders;

(d)
Parent, Can Merger Sub and Tribute will ensure Tribute Common Shareholders, Tribute Optionholders and the Tribute Convertible Noteholders entitled to receive securities upon the completion of the Arrangement will be given adequate notice advising them of their right to attend the hearing of the Court to give approval of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(e)
the parties entitled to receive such securities will be advised that the Parent Shares, Parent Options and Parent Convertible Notes issued pursuant to the Arrangement have not been registered under the U.S. Securities Act or applicable state securities laws and will be issued in reliance on the Section 3(a)(10) Exemption and that the Parent Shares issuable upon exercise of the Parent Options or upon conversion of the Parent Convertible Notes will not be issued in reliance on the Section 3(a)(10) Exemption;

(f)
the Final Order approving the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court as being fair to the Tribute Common Shareholders, Tribute Optionholders and the Tribute Convertible Noteholders;

(g)
the Interim Order approving the Tribute Meeting will specify that each Tribute Common Shareholder,  Tribute Optionholder and Tribute Convertible Noteholder will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they enter an appearance within a reasonable time; and

(h)	the Final Order shall include a statement substantially to the following effect:

“This Order will serve as a basis to claim the exemption from the registration requirements of the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), set forth in Section 3(a)(10) of the U.S. Securities Act for the issuance of Parent Shares to Tribute Common Shareholders in exchange for their Tribute Common Shares, the issuance of the Parent Options to Tribute Optionholders in exchange for their Tribute Options and the issuance of Parent Convertible Notes to the holders of Tribute Convertible Notes in exchange for their Tribute Convertible Notes, all pursuant to the Arrangement.”

ARTICLE 5
DISSENTING SHAREHOLDERS

5.1           Pursuant to the Interim Order, each registered Tribute Common Shareholder may exercise rights of dissent (“Dissent Rights”) pursuant to and in the manner set forth in section 185 of the OBCA, as modified by this Section 5.1 and the Interim Order; provided, however, that written objection to the Arrangement Resolution, in the manner contemplated by subsection 185(6) of the OBCA, must be sent to and received by Tribute by no later than 4:00 p.m. (Toronto time) on the second Business Day immediately prior to the Tribute Meeting.  Tribute Common Shareholders who duly exercise such rights of dissent and who:

(a)
are ultimately determined to be entitled to be paid fair value for the Tribute Common Shares in respect of which they have exercised Dissent Rights will be deemed to have irrevocably transferred such Tribute Common Shares to Can Merger Sub pursuant to Section 3.1(a) in consideration of such fair value; or

(b)
are ultimately not entitled, for any reason, to be paid fair value for the Tribute Common Shares in respect of which they have exercised Dissent Rights will be deemed to have participated in the Arrangement on the same basis as a Tribute Common Shareholder who has not exercised Dissent Rights, as at and from the time specified in Section 3.1(e) and be entitled to receive only the consideration set forth in Section 3.1(e);

but in no case will Tribute or Can Merger Sub or any other person be required to recognize such holders as holders of Tribute Common Shares after the completion of the steps set forth in Section 3.1(a) or 3.1(e), as the case may be, and each Tribute Dissenting Shareholder will cease to be entitled to the rights of a Tribute Common Shareholder in respect of the Tribute Common Shares in relation to which such Tribute Dissenting Shareholder has exercised Dissent Rights and the central securities register of Tribute will be amended to reflect that such former holder is no longer the holder of such Tribute Common Shares as and from the Effective Time.  For greater certainty, and in addition to any other restriction under section 185 of the OBCA, a Tribute Common Shareholder who has voted, or instructed a proxyholder to vote, against the Arrangement Resolution shall not be entitled to exercise Dissent Rights with respect to the Arrangement.

ARTICLE 6
OUTSTANDING CERTIFICATES AND FRACTIONAL SECURITIES

6.1
At or before the Effective Time, Can Merger Sub will cause Parent to deposit with the Arrangement Depositary for the benefit of the Tribute Common Shareholders one or more certificates or other entitlements representing the aggregate number of Parent Shares required to be delivered by Can Merger Sub to the Tribute Common Shareholders pursuant to Sections 3.1(e) (calculated without reference to whether any Tribute Common Shareholder has exercised Dissent Rights).

6.2
From and after the Effective Time, certificates formerly representing Tribute Securities that were exchanged under Section 3.1 shall represent only the right to receive (a) the consideration to which the holders are entitled under the Arrangement, or (b) as to those held by Tribute Dissenting Shareholders (other than those Tribute Dissenting Shareholders deemed to have participated in the Arrangement pursuant to Section 5.1(b)), to receive the fair value of the Tribute Common Shares represented by such certificates.

6.3
Subject to the provisions of the Tribute Letter of Transmittal, Parent shall, as soon as practicable following the later of the Effective Date and the date of deposit by a former Tribute Common Shareholder of a duly completed Tribute Letter of Transmittal and the certificates representing such Tribute Common Shares, either:

(a)	forward or cause to be forwarded by first class mail (postage prepaid) to such former holder at the address specified in the Tribute Letter of Transmittal; or

(b)	if requested by such holder in the Tribute Letter of Transmittal, make available or cause to be made available at the Arrangement Depositary for pickup by such holder,

certificates representing the number of Parent Shares issued to such holder under the Arrangement, but only to the extent that Parent issues Parent Shares in certificated form or as otherwise determined by the Memorandum and Articles of Association of Parent.

6.4
If any certificate which immediately prior to the Effective Time represented an interest in outstanding Tribute Common Shares that were exchanged pursuant to Section 3.1 has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to have been lost, stolen or destroyed, the Arrangement Depositary will issue and deliver in exchange for such lost stolen or destroyed certificate the consideration to which the holder is entitled pursuant to the Arrangement (and any dividends or distributions with respect thereto) as determined in accordance with the Arrangement. The Person who is entitled to receive such consideration shall, as a condition precedent to the receipt thereof, give a bond to each of Tribute and Parent and their respective transfer agents, which bond is in form and substance satisfactory to each of the Tribute and Parent and their respective transfer agents, or shall, to the extent agreed by Tribute and Parent, otherwise indemnify Tribute and Parent and their respective transfer agents against any claim that may be made against any of them with respect to the certificate alleged to have been lost, stolen or destroyed.

6.5
All dividends or other distributions, if any, made with respect to any Tribute Common Shares allotted and issued pursuant to the Arrangement but for which a certificate has not been issued shall be paid or delivered to the Arrangement Depositary to be held by the Arrangement Depositary, in trust, for the registered holder thereof. Subject to Section 6.3, the Arrangement Depositary shall pay and deliver to any such registered holder, as soon as reasonably practicable after application therefor is made by the registered holder to the Arrangement Depositary in such form as the Arrangement Depositary may reasonably require, such dividends and distributions to which such holder is entitled, net of applicable withholding and other taxes.

6.6
Any certificate formerly representing Tribute Common Shares that is not deposited with all other documents as required by this Plan of Arrangement on or before the sixth anniversary of the Effective Date shall cease to represent a right or claim of any kind or nature including the right of the holder of such shares to receive Parent Shares (and any dividend and distributions thereon). In such case, such Parent Shares (together with all dividends and distributions thereon) shall be returned to Parent and such Parent Shares shall be sold by Parent for the account of Parent in accordance with the relevant provisions of Parent’s Memorandum and Articles of Association.

6.7
No certificates representing fractional Parent Shares or Tribute Common Shares shall be issued under this Arrangement. In lieu of any fractional shares: (a) each registered holder of Tribute Common Shares otherwise entitled to a fractional interest in a Parent Share will receive the nearest whole number of Parent Shares (with fractions equal to exactly 0.5 being rounded up); and (b) each registered holder of Tribute Options otherwise entitled to a fractional interest in a Tribute Common Share will receive the nearest whole number of Tribute Common Shares (with fractions equal to exactly 0.5 being rounded up).

ARTICLE 7
AMENDMENTS

7.1
Parent or Tribute may amend this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment must be: (i) set out in writing; (ii) approved by the other party; (iii) filed with the Court and, if made following the Tribute Meeting, approved by the Court; and (iv) communicated to holders of Tribute Securities, if and as required by the Court.

7.2
Any amendment to this Plan of Arrangement may be proposed by Parent or Tribute at any time prior to or at the Tribute Meeting (provided that the other party shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Tribute Common Shareholders voting at the Tribute Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

7.3
Parent and Tribute may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time after the Tribute Meeting and prior to the Effective Time with the approval of the Court.

7.4	Any amendment, modification or supplement to this Plan of Arrangement may be made prior to or following the Effective Time by Parent and Tribute; provided that, it concerns a matter which, in the reasonable opinion of Parent and Tribute, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any former holder of Tribute Common Shares.

ARTICLE 8
WITHHOLDING RIGHTS

8.1
Parent, Tribute, Can Merger Sub and the Arrangement Depositary shall be entitled to deduct and withhold from any consideration otherwise payable to any Tribute Securityholders (including Tribute Dissenting Shareholders) such amounts as Parent, Tribute, Can Merger Sub or the Arrangement Depositary determines, acting reasonably, are required or permitted pursuant to the Tax Act, the United States Internal Revenue Code of 1986, or any provision of federal, provincial, territorial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Tribute Securityholder in respect of which such deduction and withholding was made; provided that, such withheld amounts are actually remitted to the appropriate taxing authority.

ARTICLE 9
FURTHER ASSURANCES

10.1
Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein. Tribute and Parent may agree not to implement this Plan of Arrangement, notwithstanding the passing of the resolution approving the Arrangement by the Tribute Common Shareholders and the receipt of the Final Order.